As filed with the Securities and Exchange Commission on May 26, 2010 Registration No. 333-___________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

READING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	95-3885184 (I.R.S. Employer Identification No.)

500 Citadel Drive, Suite 300
Commerce, California 90040
(Address of principal executive offices)

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Reading International, Inc. 2010 Stock Incentive Plan
(Full title of the plan)
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Andrzej J. Matyczynski
Chief Financial Officer
Reading International, Inc.
500 Citadel Drive, Suite 300
Commerce, California 90040
(Name and address of agent for service)

(213) 235-2240
(Telephone number, including area code, of agent for service)

Copy to:
Dale E. Short TroyGould PC 1801 Century Park East, Suite 1600 Los Angeles, California 90067 (310) 553-4441

Indicate by check mark (✓) whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Nonvoting Common Stock, par value $0.01 per share	1,250,000 shares	$3.77	$4,712,500	$336.01

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such additional shares of Class A Nonvoting Common Stock as may become issuable under the Reading International, Inc. 2010 Stock Incentive Plan (the “Plan”) as a result of the anti-dilution adjustment provisions of the Plan.

(2)
The proposed maximum offering price per share and maximum aggregate offering price were estimated pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the $3.77 average of the high and low sale prices of the Class A Nonvoting Common Stock as reported on The NASDAQ Capital Market on May 25, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                 Plan Information.*

Item 2.                 Registrant Information and Employee Plan Annual Information.*

_____________

*
The information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                 Incorporation of Documents by Reference

The following documents previously filed by Reading International, Inc. (“we,” “us,” “our,” or the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934 are incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 12, 2010;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 10, 2010;

•	Our Current Reports on Form 8-K filed on March 15, 2010, May 10, 2010, May 14, 2010, May 17, 2010, May 18, 2010, and May 26, 2010, respectively; and

•
The description of our common stock as described in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934 on August 3, 2009 (File No. 001-08625), including any amendment or report filed for the purpose of updating any such description.

In addition, each document (other than any portion of such document that is deemed not “filed” under the Securities Exchange Act of 1934 in accordance with the Exchange Act and the Commission’s rules) that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all shares of common stock registered hereunder have been sold, or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Item 4.                 Description of Securities

Not applicable.

Item 5.                 Interests of Named Experts and Counsel

Not applicable.

Item 6.                 Indemnification of Directors and Officers

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for the indemnification of officers, directors, employees and agents of a corporation such as the Company against legal expenses and liabilities.  These provisions are not exclusive and permit the indemnification of such persons as may also be provided in a corporation’s articles of incorporation, bylaws, agreement, vote of the stockholders or disinterested directors or otherwise.  Article VII of the Company’s bylaws provides for the indemnification of the Company’s officers, directors, employees and agents to the extent and under the circumstances permitted by Sections 78.7502 and 78.751 of the Nevada Revised Statutes.

Item 7.                 Exemption from Registration Claimed

Not applicable.

Item 8.                 Exhibits

The following exhibits are filed as a part of this registration statement:

4.1	Reading International, Inc. 2010 Stock Incentive Plan.

4.2	Form of Stock Option Agreement for the Reading International, Inc. 2010 Stock Incentive Plan.

4.3	Form of Stock Bonus Agreement for the Reading International, Inc. 2010 Stock Incentive Plan.

4.4	Form of Restricted Stock Agreement for the Reading International, Inc. 2010 Stock Incentive Plan.

4.5	Form of Stock Appreciation Right Agreement for the Reading International, Inc. 2010 Stock Incentive Plan.

5.1	Opinion of TroyGould PC.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pricewaterhousecoopers LLP.

23.3	Consent of KPMG Australia.

23.4	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.                 Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on May 26, 2010.

READING INTERNATIONAL, INC. By: /s/ Andrzej J. Matyczynski Andrzej J. Matyczynski Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Andrzej J. Matyczynski as his true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James J. Cotter, Sr. James J. Cotter, Sr.	Chairman of the Board and Chief Executive Officer	May 26, 2010

/s/ Andrzej J. Matyczynski Andrzej J. Matyczynski	Chief Financial Officer (Principal Financial and Accounting Officer)	May 26, 2010

/s/ James J. Cotter, Jr. James J. Cotter, Jr.	Vice Chairman	May 26, 2010

/s/ Eric Barr Eric Barr	Director	May 26, 2010

/s/ Margaret Cotter Margaret Cotter	Director	May 26, 2010

/s/ Edward L. Kane Edward L. Kane	Director	May 26, 2010

/s/ Gerard P. Laheney Gerard P. Laheney	Director	May 26, 2010

/s/ William D. Gould William D. Gould	Director	May 26, 2010

/s/ Alfred Villaseñor Alfred Villaseñor	Director	May 26, 2010

EXHIBIT INDEX

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

4.1	Reading International, Inc. 2010 Stock Incentive Plan.

4.2	Form of Stock Option Agreement for the Reading International, Inc. 2010 Stock Incentive Plan.

4.3	Form of Stock Bonus Agreement for the Reading International, Inc. 2010 Stock Incentive Plan.

4.4	Form of Restricted Stock Agreement for the Reading International, Inc. 2010 Stock Incentive Plan.

4.5	Form of Stock Appreciation Right Agreement for the Reading International, Inc. 2010 Stock Incentive Plan.

5.1	Opinion of TroyGould PC.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pricewaterhousecoopers LLP.

23.3	Consent of KPMG Australia.

23.4	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).